FORM 8-K

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2008

OVALE GROUP, INC.

(Exact name of registrant as specified in charter)

New Jersey

(State or jurisdiction of incorporation or organization)

0-23873                                                        22-1637978

(Commission File Number)                     (I.R.S. Employer Identification No.)

14 Front St., Suite 200, Hempstead, NY 11550

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: 203-252-2357

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", “us", “our", “our company" or "OVLG" refer to OVALE GROUP,INC.

Item 3.02 Unregistered Sales of Equity Securities.

Our transfer agent has registered 3,653,630 shares of our common stock (the “Shares”) in the names of approximately 36 investors in 41 certificates. The issuance is to exchange the Shares for $548,044.50 of the Loan from Shareholder which appears on the financial statements of Ovale Group, S.A., our wholly-owned subsidiary, and on our Condensed Consolidated Statements. The shareholder who lent the money is our president, Vladimir Fabert. The Shares are to be issued to the people designated by him. The certificates have been sent to the Swiss attorneys for Ovale, S.A.to deliver to the registered holders upon their execution of appropriate documentation satisfying exemptions from registration pursuant to Regulation D and/or Regulation S. The certificates are to be legended and stop orders put in place. It is anticipated that the certificates will be delivered in the next several working days.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 16, 2008 we filed an amendment adopted by the Board of Directors amending our certificate of incorporation to change the number of shares which could be issued as preferred stock upon terms and conditions established by the Board of Directors from two million shares to 100,000 shares. The amendment was made by the Board to make available the shares issued as noted in Item 3.02 of this report. A copy of the certificate amending the certificate of incorporation is an exhibit to this filing.

(d) Exhibits.

3(i).2 Amendment to certificate of incorporation filed June 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the

Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 23, 2008

Ovale Group, Inc.

By:/s/ Vladimir Fabert
Name: Vladimir Fabert
Title: President